                                                                    EXHIBIT 12.1


        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



         Pinnacle's ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                                                                                                     Six
                                                                                                                   Months
                                                                                                                    Ended
                                                                   Fiscal Year Ended December 31,                 June 30,

                                                         1995        1996        1997          1998          1999          2000
                                                        -----      -------      -------      --------      --------      --------
                                                                                   (In thousands)
Pre-tax loss from continuing operations before
   adjustment for in-kind preferred stock dividends
   and accretion ....................................   $(645)     $(2,016)     $(8,461)     $(36,630)     $(60,821)     $(42,393)
Fixed charges:
   Interest expense .................................     181        1,155        6,925        12,300        22,953        16,311
   Amortization of original issue discount and debt
      issue costs ...................................      59          164          292        16,426        23,708        13,249
   Rentals:
      Office space (33%) ............................      10           32           62           102           134           140
      Telecommunications sites (33%) ................      29          124          427         1,106         5,531         6,617
   Preferred stock dividends and accretion ..........      --           --           --         3,094         2,930            --
                                                        -----      -------      -------      --------      --------      --------
Total fixed charges .................................     279        1,475        7,706        33,028        55,256        36,317
                                                        =====      =======      =======      ========      ========      ========
Pre-tax loss from continuing operations before
   adjustment for in-kind preferred stock
   dividends and accretion plus fixed charges .......   $(366)     $  (541)     $  (755)     $ (6,696)     $ (8,495)     $ (6,076)
                                                        =====      =======      =======      ========      ========      ========
Ratio of earnings to fixed charges ..................      (a)          (a)          (a)           (a)           (a)           (a)
                                                        =====      =======      =======      ========      ========      ========



(a) Due to Pinnacle's losses in 1995, 1996, 1997, 1998, 1999 and the six months ended June 30, 2000, the ratio coverage was less than 1:1. Pinnacle must generate additional earnings of $645, $2,016, $8,461, $39,724, $63,751 and
$42,393 in 1995, 1996, 1997, 1998, 1999 and the six months ended June 30, 2000, respectively, to achieve a coverage ratio of 1:1.